As filed with the Securities and Exchange Commission on March 18, 2005.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 18, 2005 (March 16, 2005)

MEDAREX, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 State Road, Princeton, N.J. 08540-1437

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (609) 430-2880

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

MEDAREX, INC.

TABLE OF CONTENTS

FOR

CURRENT REPORT ON FORM 8-K

Item 2.06	Material Impairments

Signature

Item 2.06.                  Material Impairments.

On March 16, 2005, IDM S.A. (“IDM”), a privately-held French biotechnology company, announced that it had entered into a definitive agreement (the “Agreement”) with Epimmune, Inc., a U.S. publicly-held biotechnology company (“Epimmune”), pursuant to which Epimmune plans to combine with IDM in an all-stock transaction.  The closing of the transaction is subject to certain conditions, including approval of the transaction by the Epimmune shareholders.  Medarex currently maintains an equity position in IDM of approximately 8%.  In the event that Medarex exercises certain warrants to purchase convertible or redeemable bonds and such bonds are converted or redeemed, Medarex’s equity position in IDM would be approximately 23%.  Medarex has agreed, subject to certain conditions, to exercise and convert such warrants into common stock immediately prior to the closing of the transaction. As of December 31, 2004, the carrying value of Medarex’s investment in IDM was approximately $41.2 million.

Under the terms of the Agreement, the shareholders of IDM will receive approximately 3.77 shares of Epimmune common stock in exchange for each share of IDM they hold.  Following the closing, which is expected to occur in the second or third quarter of 2005, the surviving company is expected to have approximately 102 million shares outstanding, on a fully diluted basis, with Epimmune’s current shareholders owning approximately 22% and IDM’s current shareholders owning approximately 78%, on a fully diluted basis.  Based on these numbers, Medarex’s ownership in the combined company would be approximately 18%, on a fully diluted basis.

Medarex may incur a non-cash impairment charge on its investment in IDM at the time of the closing of the transaction, depending on the share price of the combined company at such time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.
Registrant

Date: March 18, 2005	By:	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer